Exhibit 10.2

CREDIT AND COLLATERAL POLICY

CREDIT LIMIT

The Bank establishes a credit limit for each borrower. The credit limit is referred to in terms of a percentage of the borrower’s total obligations to the Bank (including the face amount of outstanding letters of credit, the principal amount of outstanding advances and the total exposure of the Bank to the borrower under any derivative contract) to its total assets. Generally, this limit shall not exceed 50 percent. However, the Credit and Member Services Committee of the Bank’s Board of Directors, or a successor committee or other appropriate committee empowered by the Board of Directors, may approve a higher limit in its discretion.

The Bank determines the credit limit of a borrower, in its sole and absolute discretion, by evaluating a wide variety of factors, including, but not limited to, the borrower’s overall creditworthiness and collateral management practices. Set forth below, for illustrative purposes only, are typical minimum eligibility requirements for higher credit limits. This list is not exhaustive, however, and the Bank, in its sole discretion, may impose other requirements in individual cases.

Credit limits of 30 percent or less are generally approved by Bank management in the Credit and Collateral Services department. Credit limits in excess of 30 percent must be approved by the Bank’s Credit and Collateral Committee. In connection with approving a specified credit limit, the Bank may ask for additional information relating to the borrower, including, but not limited to, its liquidity management policies and alternative funding sources.

A borrower’s eligibility for a credit limit in excess of 30 percent is subject to its meeting each of the following requirements:

•	Composite CAMELS rating of 1 or 2 (including an Asset Quality component rating of 1 or 2)

•	If CAMELS rating is older than 12 months, LACE® rating of C+ or better

•	Satisfactory Collateral Verification Review (CVR)[1] in the prior 12 months

In addition to the preceding requirements, a borrower’s eligibility for a credit limit in excess of 40 percent is subject to its meeting each of the following requirements:

•	Ability to provide the Bank with sufficient periodic loan level detail for pledged mortgage collateral

•	Either (i) the borrower has a class of equity registered with the Securities and Exchange Commission (SEC) traded on a national exchange or a rating assigned to the Borrower by one of the Nationally Recognized Statistical Rating Organizations (NRSROs), (ii) the borrower is a significant subsidiary of a company which meets the requirements of clause (i), or (iii) the borrower agrees to pledge as collateral to the Bank securities with a Lendable

[1]	Refer to the Collateral Verification Review section of this Guide for additional information

Collateral Value (LCV) equal to the principal amount of all obligations to the Bank that exceeds 40 percent of the borrower’s total assets

Certain borrowers that are part of a larger financial institution and meet the following requirements are eligible for a credit limit in excess of 50 percent, subject to approval by the Bank’s Credit and Collateral Committee:

•	The borrower is wholly-owned, directly or indirectly, by an entity (Parent) whose primary regulator is the Federal Reserve Board of Governors or the Office of Thrift Supervision

•	The Parent is registered with the SEC, has a class of equity securities traded on a national exchange, has total assets in excess of $100,000,000,000 and is rated A (or equivalent) or better by each of the NRSROs

•	The borrower’s current CAMELS rating is 2 or better

•	The borrower has pledged Qualifying Collateral with a Lendable Collateral Value (LCV) equal to the Collateral Maintenance Level that consists entirely of Residential First Mortgage Collateral, Securities, Bank Deposits or Cash

•	The total obligations of the borrower to the Bank are equal to no more than 20 percent of the total consolidated assets of the Parent

•	The borrower has granted to the Bank a security interest in all of the Residential First Mortgage Collateral owned by the borrower

•	The borrower provides to the Bank at such intervals as required by the Bank such loan level detail with respect to the Residential First Mortgage Collateral as necessary for the Bank to grant an LCV for such collateral equal to 90 percent of its market value

CONVERTIBLE ADVANCE PROGRAM LIMIT

The Bank has established a limit on the amount of Convertible advances available to each borrower. Generally, Convertible advances may not exceed 15 percent of the borrower’s total assets.2 Convertible advances that are no longer subject to conversion are excluded from the limit.

The Bank has established criteria for the consideration of an exception to the 15 percent Convertible advances limit. The Bank shall only consider for the exception any borrower that is at or near the 15 percent Convertible advances limit. A borrower that meets the following criteria shall qualify for consideration of a maximum limit on Convertible advances of up to 20 percent of the borrower’s total assets:

•	Composite CAMELS rating of 1 or 2

•	Core capital (less the net present value of outstanding Convertible advances) greater than 5 percent of total assets

•	Two-quarter return on assets, before extraordinary items, equal to or greater than .80 percent of total assets

•	Non-current assets plus other real estate owned less than 1 percent of total assets

In the event the borrower fails to meet one or more of these criteria, the borrower will not be eligible to request additional Convertible advances until the percentage of Convertible advances to total assets is below 15 percent. Additionally, the borrower will have to be re-approved for a Convertible advance limit higher than the Bank’s standard 15 percent limit once it meets the criteria outlined above.

PREPAYMENT POLICY

Any advance with an interest rate that is fixed during any period or interval normally shall be subject to a prepayment fee in the event of full or partial repayment of advance principal prior to maturity or the expiration of any interim interest rate period. The prepayment provisions applicable to each advance shall be set forth in the confirmation for that advance.

Adjustable Rate Credit Advances

Adjustable Rate Credit (ARC) advances normally shall be subject to a flat fee of 25 basis points per annum. Prior to funding, a borrower may elect to purchase an option to prepay an ARC advance on any interest-reset date without a fee.

[2]	CAMELS 3 rated members are subject to a 10 percent of assets limit on Convertible advances, and CAMELS 4 and 5 rated members may not access Convertible advances. De novo institutions are limited to Convertible advances not in excess of 50 percent of such institution’s credit availability with the Bank.

Fixed Rate Advances

Fixed rate advances (other than Affordable Housing Program (AHP) and Economic Development and Growth Enhancement Program (EDGE) fixed rate advances) normally shall be subject to a non-symmetrical prepayment fee equal to the present value of the daily lost cash flow to the Bank, based upon the difference between the contract rate on the advance and the rate for a new advance of the same type with the same remaining maturity; discounted at the current offering rate. For advances granted prior to May 23, 1994, the rate used to calculate the prepayment fee shall be the posted rate on the date of prepayment for advance amounts between $1 million and $4,999,999. If a fixed rate advance was granted on or after May 23, 1994, and it was eligible for cost-based pricing, the rate used to calculate the prepayment fee shall be the posted rate on the date of prepayment that corresponds to the original advance amount.

The minimum prepayment fees for fixed rate advances (other than AHP and EDGE fixed rate advances) shall be as follows:

1. If the remaining maturity of the advance is 12 months or less.	The greater of the present value-based fee or 12.5 advance basis points per annum on the prepaid amount.

2. If the remaining maturity of the advance exceeds 12 months.	The greater present value-based fee or a flat fee of 25 basis points on the prepaid amount

The calculation of the prepayment fee for any fixed rate Principal Reducing Credit advances (including those under AHP and EDGE) shall take into account future scheduled principal reductions.

AHP advances granted after January 1, 1998 and EDGE advances granted before March 25, 2005, shall be subject to a prepayment fee equal to the present value of the daily lost cash flow to the Bank, based upon the difference between the cost of funds originally used to calculate the interest subsidy incorporated into the advance and the rate for a new unsubsidized fixed rate advance of comparable size with the same remaining maturity, discounted at the current offering rate. For an illustration of how this prepayment fee is calculated, please see Example # 1 below.

EDGE advances granted on or after March 25, 2005 shall be subject to a prepayment fee equal to the present value of the daily lost cash flow to the Bank, based upon the difference between the rate, as of the date of the EDGE advance, for an unsubsidized fixed rate advance of comparable size with the same maturity and the rate, as of the date of prepayment, for a new unsubsidized fixed rate advance of comparable size with the same remaining maturity, discounted at the current offering rate. For an illustration of how this prepayment fee is calculated, please see Example # 2 below.

All prepayment requests received after 11 a.m. (Eastern time) for advances with remaining maturities up to 12 months, or after 3 p.m. (Eastern time) on the previous business day, for advances with remaining maturities greater than 12 months, may be deferred until the following day.

Example #1

Assume a borrower obtains a fixed rate AHP advance having the original terms set forth below:

Date of advance	—	June 1, 2005
Principal amount	—	$100,000
Scheduled maturity	—	5 years
Contract interest rate	—	2.00 percent
Bank’s cost of funds on June 1, 2005	—	4.00 percent
Payment terms	—	No amortization prior to maturity, interest payable annually

If, on June 1, 2009, the borrower were to prepay the entire $100,000 advance in full, and the Bank’s offering rate as of that date for a new unsubsidized fixed rate advance of comparable size with the same remaining maturity (i.e., one year) were 3.00 percent, then the amount of the prepayment fee would be $985.11, calculated as set forth below:

Lost cash flow = {$100,000 * [0.04 - 0.03]} = $1,000

Present value (as of prepayment date) of $1,000 lost cash flow, discounted on a daily basis at an annual rate of 3.00 percent = $985.11

Example #2

Assume a borrower obtains a fixed rate EDGE advance having the original terms set forth below:

Date of advance	—	June 1, 2005
Principal amount	—	$100,000
Scheduled maturity	—	5 years
Contract interest rate	—	2.00 percent
Bank’s unsubsidized market rate on June 1, 2005	—	4.25 percent
Payment terms	—	No amortization prior to maturity, interest payable annually

If, on June 1, 2009, the borrower were to prepay the entire $100,000 advance in full, and the Bank’s offering rate as of that date for a new unsubsidized fixed rate advance of comparable size with the same remaining maturity (i.e., one year) were 3.00 percent, then the amount of the prepayment fee would be $1,231.39, calculated as set forth below:

Lost cash flow {$100,000 * [0.0425 - 0.03]} = $1,250

Present value (as of prepayment date) of $1,250 lost cash flow, discounted on a daily basis at an annual rate of 3.00 percent = $1,231.39

Structured Advances with Embedded Options

Prepayment fees for structured advances with embedded options (i.e., Convertible advances) shall be the inverse of the value of any hedging instruments entered into by the Bank in connection with the funding of the advance, as detailed in the confirmation for the advance.

Daily Rate Credit Advances

There are no prepayment fees for Daily Rate Credit advances.

CREDIT AND COLLATERAL MATRIX

The Credit and Collateral Matrix (Matrix) is one of the tools used by the Bank to implement a risk-focused approach to credit and collateral underwriting and monitoring. The Bank assigns each borrower a Matrix category according to the relative amount of credit and/or collateral risk such borrower poses to the Bank. A borrower’s Matrix category is the primary factor the Bank uses in determining the borrower’s eligibility to pledge certain types of eligible collateral, its method of pledging collateral, and the scope and frequency of its CVRs.

COLLATERAL MONITORING AND COMPLIANCE

Each borrower is responsible for monitoring its compliance with the Bank’s collateral requirements at all times. The Bank’s CVR process, discussed in detail below, supplements this responsibility. A borrower must secure all advances with Qualifying Collateral3 at all times. The borrower’s collateral position must be in compliance with the requirements of the Credit and Collateral Policy, prior to the funding of an advance. Accordingly, each borrower should establish sufficient Qualifying Collateral prior to participating in the Bank’s credit programs.

The Bank reserves the right to accept, reject or ascribe such value to eligible collateral as deemed necessary or appropriate to protect the security interest of the Bank, based upon the borrower’s creditworthiness, the quality of the collateral, or other factors. The Bank must be able to perfect its security interest in all collateral and shall, as appropriate, file UCC-1 financing statements on collateral pledged to the Bank.

COLLATERAL VERIFICATION REVIEWS

Periodically, the Bank, or any entity retained by the Bank, will review the collateral pledged to the Bank to make sure that the collateral reported to the Bank is Qualifying Collateral. The Bank also analyzes the borrower’s documentation and administration processes and controls. The Bank may require such verification through one or both of the following:

•	On-Site Verification Review (OVR) conducted at the physical premises of the borrower

•	Remote Verification Review (RVR) conducted at centralized locations using copies of documents in the borrower’s files

The Bank determines the frequency and type of CVR required for a particular borrower based on its evaluation of various risk factors including, but not limited to:

•	The amount of the Bank’s exposure to the borrower

•	Potential concerns regarding the borrower’s asset quality

•	The borrower’s ratio of advances-to-assets

•	The amount of collateral pledged by the borrower

•	The borrower’s prior CVR results

[3]	See Qualifying Collateral section of the Policy.

EXCEPTION RATES FOR COLLATERAL VERIFICATION REVIEWS AND EXTRAPOLATION

The Bank has established exception rates for CVRs to assist in evaluating and managing the potential risks that may exist in a borrower’s pledged collateral portfolios. The CVR exception rate is used to determine the frequency of future CVRs, in conjunction with the other factors described above.

The relevant loan portfolio for which a borrower is unable to resolve exceptions noted during a CVR will be extrapolated. Through the extrapolation process, the Bank reduces the amount of a borrower’s eligible collateral based on the exception rate of each loan portfolio reviewed. The Bank considers an exception material if it would hinder the Bank’s ability to either perfect its security interest in the loan or sell the loan in the event of liquidation.

QUALIFYING COLLATERAL

The Bank’s Advances and Security Agreement requires each borrower to maintain at all times Qualifying Collateral that has a Lendable Collateral Value (LCV) at least equal to the Collateral Maintenance Level.4 Qualifying Collateral means collateral eligible to secure advances and other credit products by the Bank to the borrower. The borrower’s capital stock and deposits in a deposit account do not constitute Qualifying Collateral.

Qualifying Collateral includes the following types of whole mortgage loans: Residential First Mortgage Collateral, Multifamily Mortgage Collateral, Home Equity Lines of Credit (HELOCs) and Second Mortgage Collateral, and Commercial Mortgage Collateral. In order for the mortgage collateral to serve as Qualifying Collateral, it must meet each of the following requirements:

•	It has not been identified as held for sale by the borrower (except exclusively to support advances under the Loans Held For Sale program)

•	It does not secure an indebtedness on which any director, officer, employee, attorney or agent of the borrower or the Bank is personally liable

•	It is not currently past due more than 30 days

•	It has not been classified as substandard, doubtful, or loss by the borrower’s regulator or its management

•	The borrower on the underlying loan collateral is a legal resident of the United States

A borrower pledging mortgage collateral must maintain, at all times, possession of the original note and a copy of the recorded mortgage for such collateral. Loans may be held by a third-party custodian subject to terms and conditions acceptable to the Bank, as outlined in the Advances and Security Agreement.

[4]	See Collateral Maintenance Level and Lendable Collateral Value sections.

Additionally, any mortgage loan for which any of the legal documents are missing or which demonstrate inconsistencies, errors or omissions that could impact the credit quality of the collateral, or the Bank’s ability to perfect its security interest in the collateral, may not be included in the pool of Qualifying Collateral. The additional requirements for each type of mortgage collateral to constitute Qualifying Collateral are set forth below.

Residential First Mortgage Collateral

Residential First Mortgage Collateral consists of fully-disbursed (not a construction loan or line of credit), whole first mortgages and deeds of trusts, secured by a first lien on improved one-to-four unit single-family dwellings, including condominiums, planned unit developments (PUDs), town homes and manufactured/mobile homes, so long as such homes are treated as real estate under applicable state law, as demonstrated by an ALTA Form 7 endorsement to a title insurance policy, an acceptable legal opinion or other evidence acceptable to the Bank.

For Residential First Mortgage Collateral to constitute Qualifying Collateral, it must meet each of the following criteria:

•	The loan is wholly-owned by the borrower and is free and clear of all liens and encumbrances, including any participation interests

•	The loan documents are under the control of the borrower

•	The loan has a signed borrowing resolution if the obligor is a corporation, partnership, limited liability corporation, etc.

•	The current loan-to-value ratio is less than or equal to 100 percent of the value of the underlying real estate collateral, including the value of any other loans secured by such real estate collateral (Note: To the extent that two or more loans secured by the same underlying collateral exceed the 100 percent loan-to-value ratio, the Bank may accept one or more of such loans as Qualifying Collateral as long as the accepted loans do not exceed such ratio)

•	The loan collateral is not cross-collateralized with any loan not pledged to the Bank

•	The underlying loan transaction conforms to the requirements of the Bank’s Guidelines to Promote Responsible Lending, as described herein

Multifamily Mortgage Collateral

Multifamily Mortgage Collateral consists of fully disbursed (not a construction loan or line of credit) first mortgage loans, secured by improved residential multifamily (5 or more units) real estate.

For Multifamily Mortgage Collateral to constitute Qualifying Collateral, it must meet each of the following criteria:

•	The loan is owned by the borrower and is free and clear of all liens and encumbrances (except for minority, non-controlling participating interests)

•	The loan documents are under the control of the borrower

•	The loan has a signed borrowing resolution if the obligor is a corporation, partnership, limited liability corporation, etc.

•	The loan is not guaranteed by any entity that retains control in the event of default (e.g., Small Business Administration (SBA), United States Department of Agriculture (USDA), etc.)

•	The loan is not secured by a leasehold interest, unless the ground lease is subordinate to the mortgage, and the remaining lease term is equal to or greater than the loan term

•	The current loan-to-value ratio is less than or equal to 85 percent of the value of the underlying real estate collateral, including the value of any other loans secured by such real estate collateral (Note: To the extent that two or more loans secured by the same underlying collateral exceed the 85 percent loan-to-value ratio, the Bank may accept one or more of such loans as Qualifying Collateral as long as the accepted loans do not exceed such ratio)

•	The loan collateral is not cross-collateralized with any loan not pledged to the Bank

Commercial Mortgage Collateral

Commercial Mortgage Collateral consists of fully disbursed (not a construction loan or line of credit) first mortgages, secured by improved office, retail, hotel/motel or industrial/warehouse properties.

For Commercial Mortgage Collateral to constitute Qualifying Collateral, it must meet each of the following criteria:

•	The loan is owned by the borrower and is free and clear of all liens and encumbrances (except for minority, non-controlling participation interests)

•	The loan documents are under the control of the borrower

•	The loan has a signed borrowing resolution if the obligor is a corporation, partnership, limited liability corporation, etc.

•	The loan is not guaranteed by any entity that retains control in the event of default (e.g., SBA, USDA, etc.)

•	The loan is not secured by a leasehold interest, unless the ground lease is subordinate to the mortgage and the remaining lease term is equal to or greater than the loan term

•	The current loan-to-value ratio is less than or equal to 85 percent of the value of the underlying real estate collateral, including the value of any other loans secured by such real estate collateral (Note: To the extent that two or more loans secured by the same underlying collateral exceed the 85 percent loan-to-value ratio, the Bank may accept one or more of such loans as Qualifying Collateral as long as the accepted loans do not exceed such ratio)

•	The loan collateral is not cross-collateralized with any loan not pledged to the Bank

•	The loan is not secured by a Special Purpose Property, as described in Appendix C.

Home Equity Lines of Credit (HELOC) and Second Mortgage Collateral

HELOC/Second Mortgage Collateral consists of home equity lines of credit and second mortgages, secured by residential real property on which a 1-4 unit single-family dwelling is located, including condominiums, PUDs, town homes and manufactured/mobile homes, so long as such homes are treated as real estate under applicable state laws, as demonstrated by an ALTA Form 7 endorsement to a title insurance policy, an acceptable legal opinion or other evidence acceptable to the Bank.

For HELOC/Second Mortgage Collateral to constitute Qualifying Collateral, it must meet each of the following criteria:

•	The loan is wholly-owned by the borrower and is free and clear of all liens and encumbrances, including any participation interests

•	The loan documents are under the control of the borrower

•	The combined loan balance (first and second mortgage) does not exceed 100 percent of the value of the underlying real estate collateral, including the value of any other loan secured by such real estate collateral

•	The loan collateral is not cross-collateralized with any loan not pledged to the Bank

•	The loan secures a first or second lien on the underlying real estate collateral

•	The mortgage is to a borrower that is an individual or individuals

•	The underlying loan transaction conforms to the requirements of the Bank’s Guidelines to Promote Responsible Lending, as described herein

BANK DEPOSIT COLLATERAL OR CASH

A borrower’s deposit in the Bank constitutes Qualifying Collateral only if held in a segregated, blocked account pledged to the Bank. Cash held in the borrower’s deposit account does not constitute Qualifying Collateral. The Bank’s lien on the borrower’s deposit accounts shall not include any monies held in connection with a custodial mortgage account.

SECURITIES

The following types of securities constitute Qualifying Collateral.

Government and Agency Securities Collateral

Treasury (i.e., debt instruments issued by the U.S. Treasury):

•	Treasury Bill – A short-term, discounted government debt instrument with a maturity of one year or less

•	Treasury Note – A medium-term government debt instrument, issued at par, with a maturity of one to 10 years

•	Treasury Bond – A long-term government debt instrument, issued at par, with a maturity of at least 10 years

Agency (i.e., securities issued by certain institutions and government sponsored enterprises (e.g., Fannie Mae, Freddie Mac, FHLBanks, Ginnie Mae):

•	Discount Note – An unsecured general corporate obligation, issued at a discount that has an original term of less than one year

•	Debenture Note or Bond – An unsecured note or bond that has an original term of one year or more

•	Agency Mortgage-Backed Security (MBS) Passthrough – A debt instrument that is collateralized by a pool of residential or multifamily real estate loans. The mortgage payments of the individual real estate assets are used to pay principal and interest on the bond

•	Agency Collateralized Mortgage Obligation (CMO) or Real Estate Mortgage Investment Conduit (REMIC) – A type of mortgage-backed security that pays a specified share of the cash flows from an underlying mortgage pool

•	SBA pool – A debt instrument issued by the SBA, a government agency, which is collateralized by SBA-guaranteed loans

Private Label Non-Agency MBS

Private label non-agency MBS constitute Qualifying Collateral if they are rated AA (or equivalent) or better.

Asset Backed Securities Secured by HELOC/Second Mortgage Loan Collateral

The senior tranche of private label and agency securities backed by home equity loans and lines of credit constitutes Qualifying Collateral if it is rated AAA (or equivalent) and a market price and prospectus is readily obtainable.

INELIGIBLE SECURITIES

Securities that do not constitute Qualifying Collateral include, but are not limited to:

•	Agency or non-agency security tranche types:

•	Interest Only (IO)

•	Principal Only (PO)

•	Inverse Floaters (INV)

•	Accrual Bonds (Z tranche)

•	Residual

•	Municipal Bonds (except to the extent such bonds otherwise qualify as MBS)

•	Subordinate or Mezzanine

•	Corporate Bonds

•	Commercial Paper

•	Preferred and Common Stock

•	Any security for which pricing is not readily available to the Bank

COLLATERAL MAINTENANCE LEVEL AND LENDABLE COLLATERAL VALUE

A borrower must maintain sufficient Qualifying Collateral, when discounted to the LCV, in an amount equal to at least 100 percent of the outstanding amounts of all advances and other extensions of credit. This is the Collateral Maintenance Level. The Bank reserves the right to specify such other percentage for any borrower as it may deem necessary in the case of such borrower from time to time.

The Bank assigns an LCV to pledged Qualifying Collateral. This is a discount to its otherwise prescribed value. For each collateral type and pledging method, the Bank discounts the unpaid principal balance (UPB), market value (MV), or other defined value of the pledged collateral, as determined by the Bank, to calculate the amount that may be borrowed against the pledged collateral (the LCV). The Bank reserves the right to adjust the discount applied to the pledged collateral for any borrower as it may deem necessary in the case of such borrower from time to time. The current LCVs for Qualifying Collateral are provided below in the section entitled “Lendable Collateral Value for Qualifying Collateral.”

COLLATERAL REPORTING AND PLEDGE METHODS

The Advances and Security Agreement provides for a pledge by the borrower of its entire portfolio of Residential First Mortgage Collateral, Multifamily Mortgage Collateral, HELOC and Second Mortgage Collateral, and Commercial Mortgage Collateral to secure advances under the Agreement. However, a Matrix 1 or 2 borrower may be exempted from pledging Multifamily Mortgage Collateral, Commercial Mortgage Collateral and HELOC and Second Mortgage Collateral on a blanket basis, upon request of the borrower. A borrower may be exempted from the requirement to provide a blanket lien on its Residential First Mortgage Collateral, or it may be permitted to pledge only specific loans within any other mortgage collateral portfolio, only upon specific approval by the Bank.

Matrix 1 and 2 Members

A Matrix 1 or 2 borrower that has pledged Residential First Mortgage Collateral pursuant to a blanket lien must submit a Qualifying Collateral Report (QCR) on a quarterly basis within 30 days of each calendar quarter end. The Bank, in its sole discretion, may require more frequent reporting.

The LCV for Residential First Mortgage Collateral pledged pursuant to a blanket lien by a Matrix 1 or 2 borrower shall be 80 percent of the unpaid principal balance of such collateral.

The LCV for Residential First Mortgage Collateral pledged pursuant to a blanket lien by a Matrix 1 or 2 borrower that provides additional loan level detail shall be 90 percent of the market value of such collateral, as determined by the valuation model utilized by the Bank, in its sole discretion.

The Bank requires a Matrix 1 or 2 borrower that has been approved to provide a specific pledge of individual loans in its Residential First Mortgage Collateral portfolio to submit, at a minimum, quarterly status updates for such specifically pledged loan collateral. The Bank shall ascribe an LCV of 85 percent of the market value for such specifically pledged Residential First Mortgage Collateral.

Reduced Title Documentation

The Bank generally requires that in order for Residential First Mortgage Collateral to be Qualifying Collateral such collateral must include post-closing lien verification, such as title insurance, title opinion or post-closing title search. To the extent that a Matrix 1 or 2 borrower has not conducted a post-closing lien verification for any Residential First Mortgage Collateral. The Bank, in its discretion, may accept such collateral as Qualifying Collateral, but shall reduce the LCV for such collateral by an additional ten percent from the otherwise applicable LCV for such collateral. Matrix 3 and 4 borrowers must perform post-closing lien verification for all Residential First Mortgage Collateral in order for such collateral to be Qualifying Collateral.

Matrix 1 or 2 borrowers must specifically identify all Residential First Mortgage Collateral without post-closing lien verification to the Bank and provide any additional information with respect to such collateral as the Bank may require. Prior to acceptance by the Bank as Qualifying Collateral, the borrower must perform post-closing title searches on at least 50 of the loans which did not originally include post-closing title searches. If more than 10 percent of such sample indicates that the lien of the borrower is not first priority, the Bank reserves the right to further reduce the LCV on such collateral, or to refuse to accept such collateral as Qualifying Collateral.

Any Residential First Mortgage Collateral without post-closing lien verification must contain the following, at a minimum: lien search performed within 45 days of loan closing, borrower affidavit stating no liens exist on the property other than those disclosed in the pre-closing title search; and payoff statements and evidence satisfactory to the Bank of payment of all liens disclosed in the pre-closing lien search. In addition, the credit score for the purchaser of the real estate associated with such Residential First Mortgage Collateral must exceed 680 and the loan-to-value ratio for such Residential First Mortgage Collateral must be less than 80 percent.

Matrix 3 and 4 Borrowers

The Bank considers a borrower falling into Matrix category 3 or 4 less creditworthy. A Matrix 3 or 4 borrower must provide the Bank with a blanket pledge on all types of Qualifying Collateral unless (1) such borrower has total assets in excess of $250,000,000,000 and (2) the ratio of such borrower’s liabilities to the Bank to such borrower’s total assets does not exceed 10 percent. The Bank, in its discretion, may not require such a blanket pledge from a Matrix 3 or 4 borrower with at least a CAMELS 3 rating. A Matrix 3 or 4 borrower may also be required to provide increased collateral detail or delivery of collateral, in the sole discretion of the Bank. Any Matrix 1 or 2 borrower that becomes a Matrix 3 or 4 borrower in the future shall become immediately subject to the provisions governing Matrix 3 or 4 borrowers.

A Matrix 3 or 4 borrower must provide a quarterly or monthly QCR within 30 days of each calendar quarter end or month end, as applicable and, in the Bank’s sole discretion, may be required to provide increased collateral detail or deliver collateral. A borrower with a CAMELS rating of 4 or 5 must deliver its collateral and must provide monthly loan status updates (within the timeframe specified in “Status Reports” below).

The LCV for Matrix 3 borrowers pledging Residential First Mortgage Collateral shall be 75 percent of the unpaid principal balance. The LCV for Matrix 4 borrowers pledging Residential First Mortgage Collateral shall be 67 percent of the unpaid principal balance or lower, in the Bank’s sole discretion. This constitutes an effective Collateral Maintenance Level of 150 percent.

Delivery of Physical Collateral Documents

The Bank may require the delivery of pledged mortgage collateral at such times as a borrower falls into Matrix 3 or 4, or such other times as deemed desirable by the Bank. The Bank requires delivery at all times of securities, cash, and participation certificates pledged to the Bank as collateral.

Status Reports

A borrower required to specifically identify or deliver collateral must submit to the Bank, at such times as the Bank may request, a status report with respect to the borrower’s collateral, prepared in form and substance acceptable to the Bank. The status report shall be a written report covering such matters regarding the collateral as the Bank may require, including listings of mortgages and unpaid principal balances thereof, and certifications concerning the status of payments on mortgages and of taxes and insurance on property securing mortgages. The borrower must submit the status report to the Bank within 30 days of each calendar quarter end or month end, as applicable.

COLLATERAL REQUIREMENTS FOR LESS CREDITWORTHY BORROWERS

The Bank reserves the right to manage the credit and collateral requirements for less creditworthy borrowers on a case-by-case basis, including adjusting the LCV and Collateral Maintenance Level for such borrowers.

A borrower is deemed less creditworthy if, in the Bank’s sole discretion and based on its credit underwriting, the borrower’s financial condition has deteriorated or the borrower’s Matrix category is 3 or 4.

The collateral requirements applicable to all CAMELS 4 or 5 rated borrowers, and in the Bank’s sole discretion, other less creditworthy borrowers, are each of the following:

•	The borrower must deliver collateral to the Bank

•	The borrower must provide monthly QCR and loan status updates, and in the Bank’s sole discretion, it may be required to provide increased collateral detail or deliver collateral

•	The borrower may be required to secure existing advances with Bank deposits and/or eligible government and agency securities

•	The borrower may be required to collateralize any existing prepayment fees

•	The borrower must acceptably collateralize the Bank’s potential exposure arising from its use of the Bank’s cash management services

USE OF OTHER REAL ESTATE RELATED COLLATERAL TO SECURE ADVANCES

The Bank has established a limit on the amount of Other Real Estate Related Collateral (ORERC) that may be utilized by a borrower for purposes of satisfying a borrower’s Collateral Maintenance Level. That limit is 15 percent of the borrower’s total assets. ORERC includes Commercial Mortgage Loans and HELOCs and Second Mortgage Loans. Borrowers that meet each of the following eligibility criteria may utilize ORERC as Qualifying Collateral (subject to the above limit):

•	The borrower’s Matrix category is 1 or 2, or, in the Bank’s discretion, has a CAMELS 3 rating

•	The borrower provides a blanket lien on all ORERC, or it receives the Bank’s approval not to provide such a blanket lien

•	To the extent a CVR has not been performed on the ORERC loan portfolio to be utilized, the Bank may impose additional discounts to the LCV for such collateral

LENDABLE COLLATERAL VALUE FOR QUALIFYING COLLATERAL

The following charts outline the LCV for specific types of Qualifying Collateral:

Cash	Pledging Method	LCV %	Comments
Cash	Delivery	100

Government and Agency Securities Collateral*	Pledging Method	LCV % MV	Comments
U.S. Treasury bills, notes, bonds FHLBank bonds and discount notes Fannie Mae bonds and notes Fannie Mae mortgage-backed securities Freddie Mac participation certificates Freddie Mac bonds and notes Ginnie Mae pass-through securities Ginnie Mae bonds and notes	Delivery	97	Pricing must be available from the Bank’s pricing service.
Agency CMOs and REMICs	Delivery	97
SBA Trust Certificates	Delivery	97	Subject to Bank’s acceptance.

Other Securities Collateral*	Pledging Method	LCV % MV	Comments
Private-Label mortgage-backed securities	Delivery	90	Must be rated AA (or equivalent) or higher by S&P, Moody’s or Fitch. Not all are eligible
Private-Label CMOs and REMICs	Delivery	90	Pricing must be available from the Bank’s pricing service. Not all are eligible
HELOC/Second Mortgage-backed Securities	Delivery	90	Must be rated AAA (or equivalent) or higher by S&P, Moody’s or Fitch. Pricing must be available from the Bank’s pricing service. Not all eligible.

*	Derivatives or stripped mortgage-backed securities are not considered eligible collateral.

First Mortgage Collateral	Matrix Category	Pledging Method	LCV** %	Comments
Residential First Mortgage Collateral	1, 2	Blanket	80 of UPB
	1, 2	Blanket with loan level detail	90 of MV
	1, 2	Specific	85 of MV
	3	Blanket	75 of UPB
	4	Blanket	67 of UPB
Multifamily Mortgage Collateral (five or more units)	All	Blanket	50 of UPB

**	The LCV may be expressed as an “overcollateralization” requirement (i.e., 150 percent in the case of a Matrix 4 borrower) and may be lower for particular borrowers in the Bank’s sole discretion.

Other Real Estate Related Collateral	Matrix Category	Pledging Method	LCV % UPB	Comments
Home Equity Lines of Credit and Second Mortgage Collateral	1, 2	Blanket	50
	3, 4	Not eligible to pledge
Commercial Mortgage Collateral	1, 2	Blanket	50	Property type eligibility is subject to Bank’s acceptance.
	3, 4	Not eligible to pledge

AFFILIATE COLLATERAL POLICY

An affiliate of a borrower may pledge collateral on behalf of the borrower, provided that the borrower, affiliate and any intermediate holding company have executed an Affiliate Joinder Agreement satisfactory to the Bank. The Bank may accept an affiliate’s pledge of collateral under this policy subject to each of the following conditions:

•	The borrower’s Matrix category is 1 or 2 or, in the Bank’s discretion, has a CAMELS 3 rating

•	The affiliate is 100 percent owned directly or indirectly by the borrower (Note: In the event the affiliate is a REIT, the borrower may sell non-voting stock in the affiliate to other investors in an amount acceptable to the Bank, so that the affiliate structure meets the requirements of a REIT)

•	The affiliate has no outside debt or other liabilities for borrowed money

•	The affiliate collateral was previously owned by the borrower and pledged to the Bank prior to being transferred to the affiliate, or such affiliate collateral is purchased with the proceeds of sales of collateral originally meeting the requirements of the first clause in this bullet point

•	The borrower and the affiliate comply with the Bank’s documentation and other requirements

In the Bank’s sole discretion, collateral pledged by an affiliate may be subject to an additional collateral discount of no more than 20 percent and no less than 5 percent, if one or more of the following conditions exist:

•	The borrower is downgraded to Matrix 3 or 4

•	The borrower’s reliance on affiliate collateral is greater than 50 percent of its outstanding advances

COLLATERAL REQUIREMENTS FOR INSURANCE COMPANIES AND DE NOVO INSTITUTIONS

Insurance Companies

Insurance companies borrowing from the Bank are subject to each of the following additional requirements:

•	Only Residential First Mortgage Collateral and securities are permitted as Qualifying Collateral

•	Securities pledged as Qualifying Collateral shall be subject to a lower LCV than that applied to securities pledged by other borrowers

Insurance companies may enter into pledged account agreements to perfect the Bank’s security interest in securities collateral.

De Novo Institutions

A de novo institution is one that has been in operation for less than two years and does not meet certain other requirements summarized later in this section. A de novo institution may apply for advances from the Bank subject to each of the following conditions:

•	It must execute a blanket lien on all types of permitted mortgage collateral

•	Advances may not exceed 20 percent of the borrower’s total assets

•	Advances secured by ORERC may not exceed 10 percent of the borrower’s total assets

•	It must provide a quarterly or monthly QCR, and in the Bank’s sole discretion, it may be required to provide increased collateral detail or to deliver collateral

•	A de novo borrower with a CAMELS rating of 4 or 5 must provide monthly loan status updates

An institution is no longer considered to be de novo once it has met all of the following conditions:

•	It has been in operation for two or more years

•	It has a CAMELS rating of 1 or 2

•	It has been profitable in four of the past six operating quarters

•	Its reserves/non-performing loans are greater than 60 percent in four of the past six operating quarters

•	Its non-performing loans/total loans are less than 5 percent in four of the past six operating quarters

COLLATERAL REQUIREMENTS FOR THE LOANS HELD FOR SALE PROGRAM

Generally, to be eligible to participate in the Loans Held For Sale (LHFS) program, each of the following conditions must be met:

•	The borrower’s Matrix category is 1 or 2. Matrix 3 and de novo borrowers may be approved by the Bank, at its discretion. CAMELS 4 or 5 rated borrowers may not access the LHFS program

•	The borrower must have satisfactory prior CVR results

•	The borrower must have executed the Bank’s Advances and Security Agreement and must not have opted-out of the blanket lien on its Residential First Mortgage Collateral

•	All potential purchasers (investors) of the collateral eligible to support LHFS advances must enter into a tri-party agreement with the Bank and the borrower governing the status of the Bank’s security interest in the collateral, the sale of the collateral and the disposition of the proceeds of such sales, or establish a custodial arrangement. No sales of collateral supporting LHFS advances shall be made to any party who has not executed such a tri-party agreement

•	The borrower’s investors must be acceptable to the Bank

LCV and Eligibility Criteria

The LCV for collateral under the program shall not exceed 80 percent of the UPB of the eligible collateral reported to secure such advances.

Loans must meet the following criteria to be eligible to support LHFS advances:

•	Loans must be fully-disbursed, wholly-owned first mortgage loans secured by a first lien on improved one-to-four unit single family dwellings, including primary residences, second homes and investment properties

•	Loans must be underwritten to the guidelines of the borrower’s investor(s)

•	Loans must be appropriately identified as being held for sale in the borrower’s periodic financial regulatory reporting

Ineligible Collateral

The following Collateral is not eligible to secure LHFS advances:

•	Loans reported to the Bank to support any prior LHFS advances, even if such prior LHFS advances are paid off within 90 days

•	Loans pledged for a period greater than 90 days

•	Loans that are not fully disbursed

•	Revolving lines of credit

•	Loans with a loan-to-value ratio greater than 100 percent, based on the lesser of the purchase price or appraised value

•	Participation interests in any loan, or loans in which participation interests have been sold

•	Loans past due more than 30 days, or adversely classified loans

•	Loans pledged to secure any other borrowings

•	Loans to any director, officer, any employee, attorney or agent of the borrower or the Bank, or loans held in a third party subsidiary

•	Loans with document deficiencies, such as lack of an original note or copy of a recorded mortgage instrument

•	Loans that do not conform to the requirements of the Bank’s Guidelines to Promote Responsible Lending, as described in the policy

•	Loans secured by mobile or manufactured homes that do not constitute real property under state law

•	Loans not meeting any other requirement to be Qualifying Collateral

Monitoring/Periodic Review

•	The Bank, in its sole discretion, may conduct periodic CVRs relating to the LHFS program, with or without notice. The Bank will conduct quarterly internal compliance reviews to value the pledged LHFS collateral. The Bank may, in its sole discretion, discontinue a borrower’s participation in the LHFS program at any time.

COLLATERAL REQUIREMENTS FOR DERIVATIVE CONTRACTS

Members must collateralize the exposure to the Bank under any derivative contract when the Bank is the buyer of an interest rate cap or floor. The required collateral must have an LCV equal to not less than 0.5 percent of the notional principal amount of the contract, plus the net exposure to the Bank under the cap or floor. The Bank does not require collateral when the Bank is the seller of an interest rate cap or floor. The member must enter into an ISDA master agreement and schedule with the Bank.

Interest rate swap exposure is included in the calculation of the overall credit limit and must be fully collateralized as outlined below.

•	For maturities less than one year: Market value of swap + 0 percent of notional principal of the swap

•	For maturities between one and less than five year(s): Market value of swap + .5 percent of the notional principal of the swap

•	For maturities greater than five years: Market value of swap + 1.5 percent of the notional principal of the swap

Under certain conditions, the Bank may permit a borrower to enter into an uncollateralized interest rate swap transaction.

ADVANCES TO LESS CREDITWORTHY, CAPITAL DEFICIENT OR INSOLVENT BORROWERS

The following limitations on access to advances apply to less creditworthy, capital deficient or insolvent borrowers (i.e., without positive tangible capital).

Less Creditworthy Borrowers

The Bank, in its sole discretion, may grant new advances to a less creditworthy borrower. A borrower is deemed less creditworthy if, in the Bank’s sole discretion and based on its credit underwriting, the borrower’s financial condition has deteriorated or the borrower’s Matrix category is 3 or 4. Generally, however, the Bank shall grant new advances, if any, to a less creditworthy borrower subject to each of the following conditions (and any other conditions the Bank may impose in the future):

•	The term of the advances shall not exceed 12 months

•	Qualifying Collateral must consist of Bank deposits or eligible government and agency securities

•	The Bank, in its sole discretion, shall determine the market value of the Qualifying Collateral

Capital Deficient Borrowers

The Bank, in its sole discretion, may grant new advances to a borrower that has failed one or more of its regulatory capital requirements, provided the borrower remains solvent on a tangible capital basis. However, the Bank shall honor a written request from such borrower’s primary federal regulator or insurer to limit or eliminate access to advances. Such requests shall be submitted through the Finance Board. If a borrower’s core capital to assets ratio is 3 percent or less, outstanding letters of credit must be collateralized by a cash deposit or government or agency securities until the letters of credit expire or are surrendered to the Bank by the beneficiary for cancellation.

Insolvent Borrowers

The Bank shall not grant new advances to a tangibly insolvent borrower unless it meets each of the following conditions:

•	The borrower’s primary federal regulator or insurer submits a written request to the Finance Board that the Bank make such advances

•	Upon notification from the Finance Board of such request, the Bank, in its sole discretion, elects to grant such advances

The Bank, in its sole discretion, may renew advances to a tangibly insolvent borrower for a term of up to 30 days. However, the Bank shall honor a written request from such borrower’s primary federal regulator or insurer not to renew such advances. Such requests shall be submitted through the Finance Board. The Bank, in its sole discretion, may renew outstanding advances to a tangibly insolvent borrower for a term greater than 30 days at the written request of the primary federal regulator or insurer.

FEES

The Bank may assess reasonable fees and charges to cover the Bank’s costs, including overhead, relating to the receipt, holding, redelivery and reassignment of the borrower’s collateral, as required by the Bank. The Bank shall publish a schedule of such fees and charges on the Bank’s website from time to time. In addition, the Bank also may assess fees to cover the cost of any CVR performed by, or on behalf of, the Bank and all expenses incurred in connection with lien perfection.

The Bank may charge a borrower for the Bank’s outside legal counsel fees, costs and expenses when the Bank assists the borrower with a transaction that primarily benefits that borrower. Such transactions include, but are not limited to, the following: affiliate pledge arrangements, intercreditor agreements, subordination agreements, letters of credit (including issuance, amendment, transfer and cancellation), custody arrangements, mergers and assumptions of borrower obligations, and transactions that require or potentially require involvement on the part of the Finance Board, such as new business activity requests, regulatory interpretations, waivers or other action. The Bank, in its sole discretion, shall determine whether the services of outside counsel are required with respect to a particular transaction. The amount charged to the borrower shall be based on actual outside counsel legal fees, costs and expenses related to the matter. The borrower shall be responsible for such charges regardless of whether the transaction ultimately is concluded.

GUIDELINES TO PROMOTE RESPONSIBLE LENDING

The Bank requires that all Residential First Mortgage Collateral comply with applicable federal, state and local anti-predatory lending laws and other similar credit-related consumer protection laws, regulations and orders designed to prevent or regulate abusive and deceptive lending practices and loan terms (collectively, Anti-Predatory Lending Laws). For example, Anti-Predatory Lending Laws may prohibit or limit certain practices and characteristics, including, but not limited to, the following:

•	Requiring the borrower to obtain prepaid, single-premium credit life, credit disability, credit unemployment, or other similar credit insurance;

•	Requiring mandatory arbitration provisions with respect to dispute resolution in the loan documents; or

•	Charging prepayment penalties for the payoff of the loan beyond the early years of such loan.

Any Residential First Mortgage Collateral that does not comply with all applicable Anti-Predatory Lending Laws will not constitute Qualifying Collateral. In addition, any Residential First Mortgage Collateral that exceeds the annual percentage rate or points and fees thresholds of the Home Ownership and Equity Protection Act of 1994 and its implementing regulations (Federal Reserve Board Regulation Z) will not constitute Qualifying Collateral.

Each pledgor is responsible for avoiding all unlawful practices and terms prohibited by applicable Anti-Predatory Lending Laws, regardless of whether the pledgor originates or purchases the Residential First Mortgage Collateral pledged to the Bank. The Bank will take those steps it deems reasonably necessary in order to confirm or monitor a pledgor’s compliance with this policy. In addition, the Bank reserves the right to require evidence reasonably satisfactory to the Bank that Residential First Mortgage Collateral does not violate applicable Anti-Predatory Lending Laws. With respect to Residential First Mortgage Collateral purchased by the pledgor, the pledgor is responsible for conducting due diligence that it deems sufficient to support its obligations to the Bank.

Under the terms and conditions of the Advances and Security Agreement, each pledgor has agreed that it will: (1) comply at all times with the Bank’s Credit and Collateral Policy, including these Guidelines; (2) comply at all times with the requirements of all applicable Anti-Predatory Lending Laws; (3) maintain Qualifying Collateral with an LCV at least equal to the Collateral Maintenance Level required by the Bank, and will substitute Qualifying Collateral, if necessary, for any Residential First Mortgage Collateral that does not comply with these Guidelines; and (4) indemnify, defend and hold the Bank harmless from and against any liability, loss, cost or expense (including reasonable attorneys’ fees and expenses) that result from such pledgor’s violation of these Guidelines.

The Bank will not knowingly accept as Qualifying Collateral Residential First Mortgage Collateral that violates applicable Anti-Predatory Lending Laws or these Guidelines. If the Bank knows or discovers that such Residential First Mortgage Collateral violates applicable Anti-Predatory Lending Laws or these Guidelines, the Bank may, in addition to all available rights and remedies it has at law or in equity, (1) require the pledgor to substitute Qualifying Collateral for such Residential First Mortgage Collateral; (2) assign an LCV of zero to such Residential First Mortgage Collateral; and (3) require the pledgor to undertake a review of its policies, practices, and procedures for complying with the Bank’s Credit and Collateral Policy, practices and procedures.

CREDIT AND COLLATERAL POLICY FOR HOUSING ASSOCIATES

The Bank has established a specific credit and collateral policy for housing associates that qualify as State Housing Finance Agencies (SHFAs). Through this policy, the Bank provides a range of credit products to qualified SHFAs. To the extent there is a conflict between this section of the Credit and Collateral Policy and any other section of the Credit and Collateral Policy, as applied to housing associates, this section shall prevail.

The Bank shall grant advances to a housing associate qualifying as an SHFA in accordance with the Act, the Regulations, and the Credit and Collateral Policy currently in place for members.

An SHFA must be prequalified, prior to the funding of an advance request, to determine suitability with respect to the Bank’s credit standards.

The Bank reserves the right to request financial information with each application. Additionally, the Bank reserves the right to request that the SHFA submit financial data on a quarterly basis during the term of the outstanding advance or advances.

The Bank generally shall determine an SHFA’s borrowing capacity based on the SHFA’s overall financial and operating condition and the adequacy of the pledged collateral. Total borrowings may not exceed the lendable value of the pledged collateral.

As with all credit decisions, the Bank, in its sole discretion, reserves the right to decline a request for credit from an SHFA that does not meet the Bank’s underwriting or collateral standards.

Types of Credit Products: Generally, an SHFA shall have access to the credit products available to a member, except for any affordable housing, community investment, or economic development program that the Bank may offer only to its members. The Bank may issue a standby letter of credit on behalf of an SHFA for the purpose of residential or economic development lending that benefits individuals or families meeting specific income requirements.

Use of Funds: An advance to an SHFA shall be for the purpose of facilitating residential mortgage lending that benefits individuals or families meeting the income requirements in section 142(d) or 143(f) of the Internal Revenue Code (26 U.S.C. 142(d) or 143(f)).

Maturities: Terms to maturity shall be consistent with those imposed by the particular credit product. However, terms to maturity shall not exceed the terms of the loan(s) to be funded.

Pricing: Pricing and prepayment fees shall be the same as those applicable to member borrowings.

Collateral Requirements: The SHFA must deliver to the Bank or its designated custodian sufficient eligible collateral to secure its advances. The Bank shall accept as collateral the following types of mortgages and securities owned by the SHFA free and clear of any liens, encumbrances, and other interest (at the respective Lendable Collateral Values shown, as determined by the Bank):

•	First Residential First Mortgage Collateral (85 percent of market value)

•	Multifamily Mortgage Collateral (50 percent of the unpaid principal balance)

•	Private Label Mortgage-Backed Securities (90 percent of market value)

•	HELOC/Second Mortgage-Backed Securities (90 percent of market value)

•	Government and agency securities (97 percent of market value)

•	Deposits at the Bank (100 percent of deposit amount)

Miscellaneous: The SHFA must inform the Bank of any material change in financial condition or any change in its status as an SHFA. An SHFA is not required to purchase capital stock in the Bank to secure outstanding advances.

WAIVERS AND EXCEPTIONS

The Bank may, in its sole discretion, waive or otherwise grant exceptions to some or all of the requirements of the Credit and Collateral Policy. Any such waiver or exception shall be approved as provided in the Credit and Collateral Policy, or by the Bank’s internal credit and collateral committee or the Bank’s Board of Directors, as may be required by Bank policy.

REGULATORY COMPLIANCE

The Bank will not honor prior advance commitments if the borrower’s access to Bank advances is subsequently restricted pursuant to the Act or the Regulations and guidelines of the Finance Board.